Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod (716) 842-5138	FOR IMMEDIATE RELEASE March 27, 2014

MEDIA CONTACT:	C. Michael Zabel (716) 842-5385

M&T Bank Corporation Receives No Objection to Its 2014 Capital Plan and Releases “Company-Run” Dodd-Frank Act Stress Test Results

BUFFALO, N.Y.— M&T Bank Corporation (“M&T”) (NYSE: MTB) announced today that the Federal Reserve did not object to M&T’s proposed 2014 Capital Plan. Accordingly, M&T may maintain a quarterly common stock dividend of $.70 per share; pay dividends and interest on other equity and debt instruments included in regulatory capital, including preferred stock, trust preferred securities and subordinated debt that were outstanding at December 31, 2013, consistent with the contractual terms of those instruments; and redeem or repurchase up to $50 million of subordinated debt. Common and preferred dividends are subject to approval by M&T’s Board of Directors in the ordinary course of business.

M&T’s pending acquisition of Hudson City Bancorp, Inc. (“Hudson City”) remains subject to regulatory approval, including approval by the Federal Reserve, and certain other closing conditions. However, the Federal Reserve’s instructions for the 2014 stress tests required institutions to incorporate any proposed business plan changes in their stress tests results. Accordingly, M&T’s capital plan submission included a pro forma projection of assets, results of operations and net capital issuance incorporating the proposed acquisition of Hudson City. The amount of the new capital assumed in M&T’s submission was equivalent to 70% of the Hudson City purchase price.

M&T also announced today that it has released the results of its “company-run” 2014 Dodd-Frank Act Stress Test. This information is available on M&T’s website and can be found at http://ir.mandtbank.com/ under Regulatory Disclosures.

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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